Exhibit 10.15

Share Pledge Agreement

This Share Pledge Agreement is entered into in Haidian District, Beijing between the following parties on [Execution Date]:

Party A: [Name of Pledgor] (hereinafter referred to as the “Pledgor”)

ID No.:

Party B: Weibo Internet Technology (China) Co., Ltd. (hereinafter referred to as the “Pledgee”)

Address: Room 701, No. 10 Haidian North Second Street, Haidian District, Beijing

Whereas:

(1)	The Pledgor is a shareholder of Beijing Weimeng Technology Co., Ltd. (hereinafter referred to as “Weimeng”), and owns [—]% of Weimeng’s shares;

(2)	All of the Pledgor’s investments in Weimeng were sourced from the loan(s) provided by the Pledgee to the Pledgor in accordance with an agreement between the Pledgor and the Pledgee regarding the aforesaid loan(s) (hereinafter referred to as the “Loan Agreement”), the Pledgor bears RMB[Amount of debt] of debt to the Pledgee;

(3)	The Pledgor and the Pledgee entered into an Agreement on Authorization to Exercise Shareholder’s Voting Power (the “Share Rights Agreement”) on [Execution Date], and according to the Share Rights Agreement, in the case that the Pledgor breaches the Share Rights Agreement, the Pledgor shall pay liquidated damages;

(4)	Weimeng and the Pledgee entered into a “Trademark License Agreement” on [Execution Date], and according to the Trademark License Agreement, Weimeng shall pay corresponding royalties for trademark licensed by the Pledgee to Weimeng;

(5)	Weimeng and the Pledgee entered into a “Technical Services Agreement” on [Execution Date], and according to the Technical Service Agreement, Weimeng shall, as the case may be, pay corresponding technology transfer fee, technology license fee, technical service fee, equipment assignment fee and/or equipment rental, etc. to the Pledgee;

(6)	The Pledgor agrees to pledge all of its shares in Weimeng and all other rights relevant to the said share rights to the Pledgee as a collateral security for the Pledgor to pay off all debts to the Pledgee and for Weimeng to perform its payment obligation pursuant to the Trademark License Agreement and the Technical Services Agreement and other relevant obligations; the Pledgee agrees to accept such security.

Therefore, both parties agree as follows after equal and friendly negotiations:

1.	Interpretation and Definitions

1.1	In this Agreement, unless otherwise specified in the context, the following terms shall be interpreted according to their respective meanings defined in the following clauses.

1.2	Secured Debts: shall mean the following debts:

1.2.1	all the principal, interest, overdue interest, liquidated damages, indemnities which the Pledgor shall pay to the Pledgee under the Loan Agreement, as well as all expenditures (including the lawyer’s fee) and other amounts paid by the Pledgee for enforcing its rights under the Loan Agreement when the Pledgor breaches the Agreement;

1.2.2	all liquidated damages which the Pledgor shall pay to the Pledgee under the Share Rights Agreement, the interest of the liquidated damages, the overdue interest, as well as all expenditures (including the lawyer’s fee) and other amounts paid by the Pledgee for enforcing its rights under the Share Rights Agreement when the Pledgor breaches the Share Rights Agreement;

1.2.3	all royalties for trademark license, the liquidated damages and other relevant fees which Weimeng shall pay to the Pledgee under the Trademark License Agreement, as well as all expenditures (including the lawyer’s fee) and other amounts paid by the Pledgee for enforcing its rights under the Trademark License Agreement when Weimeng breaches the Agreement;

1.2.4	the technology transfer fee, technology license fee, technical service fee, equipment assignment fee and/or equipment rental, etc., the liquidated damages and other relevant fees, which Weimeng shall pay to the Pledgee under the Technical Services Agreement, as well as all expenditures (including the lawyer’s fee) and other amounts paid by the Pledgee for enforcing its rights under the Technical Services Agreement when Weimeng breaches the Technical Services Agreement.

1.3	Pledged Rights: shall mean the Pledgor’s shares in Weimeng and all other rights relevant to such shares. Specifically, the Pledged Rights include but are not limited to the following rights:

1.3.1	all dividends, profit distributions, extra dividends, allocated shares and any other kind of funds relevant to the Pledged Rights, as well as corresponding rights and interests, which the Pledgor shall be entitled to receive from Weimeng at present or in the future;

1.3.2	the rights enjoyed by the Pledgor in determining Weimeng’s operational guidelines, investment plans and other major matters as well as on electing and changing directors and supervisors, which are corresponding to the Pledged Rights it holds;

1.3.3	all interests warranted, confirmed and promised by other parties under Weimeng’s articles of association and other organizational documents to the Pledgor;

1.3.4	the Pledgor’s right of claiming against any party to Weimeng’s articles of association or any other organizational document for compensation due to any breach;

1.3.5	the Pledgor’s right of consenting to or opposing the rescission, amendment or termination of Weimeng’s articles of association and other organizational documents due to the Pledged Rights it holds;

1.3.6	Other powers and rights relevant to the Pledged Rights, which the Pledgor is entitled to according to relevant laws and regulations of China as well as Weimeng’s articles of association and other organizational documents.

2.	Pledge of Stock Rights

2.1	The Pledgor warrants that it will, pursuant to the Loan Agreement and the Share Rights Agreement, pays off relevant debts to the Pledgee, and meanwhile provide guaranty for Weimeng to perform the payment obligation and other relevant obligations under the Trademark License Agreement and the Technical Services Agreement. Therefore, the Pledgor agrees to pledge the Pledged Rights to the Pledgee.

2.2	The Pledgor shall, on the date of execution of this Agreement, submit to the Pledgee the following documents:

2.2.1	the investment certificate issued by Weimeng to the Pledgor evidencing that the Pledgor lawfully holds the Pledged Stock Rights;

2.2.2	the written documents showing that Weimeng’s other shareholders agree with the Pledgor on establishing the pledge of share rights under this Agreement;

2.2.3	all other materials and documents reasonably required by the Pledgee.

2.3	The Pledgor shall deliver the capital contribution certificate to the Pledgee on the date of effectiveness of this Agreement, and go through the procedures for record of modification of the share register in Weimeng.

3.	Scope of Security

3.1	The scope of security of the Pledged Stock Rights under this Agreement shall cover:

3.1.1	the Secured Debts as defined in Article 1.2 of this Agreement;

3.1.2	the expenditures paid by the Pledgee for enforcing its right of pledge under this Agreement.

4.	Term of Right of Pledge

4.1	The valid duration of the right of pledge which the Pledgee enjoys under this Agreement shall commence on the effectiveness date of this Agreement until the three-year anniversary of the date when the last sum of guaranteed debt is due.

5.	Exercise of the Right of Pledge

5.1	In the event that the Pledgor fails to pay off its debts under the Loan Agreement or the Share Rights Agreement to the Pledgee on time, or Weimeng fails to perform its payment obligation or other relevant obligations to the Pledgee under the Trademark License Agreement or the Technical Services Agreement, or the Pledgor breaches its responsibilities or obligations under this Agreement, the Pledgee shall be entitled to, within a scope permitted by the applicable laws, exercise the right of pledge at any time it considers appropriate within the duration of the right of pledge and in a method it considers appropriate. Such methods shall include but not be limited to:

5.1.1	negotiating with the Pledgor on paying off the Secured Debts by transferring to the Pledgee the Pledged Rights;

5.1.2	selling off the Pledged Rights, and paying off the Secured Debts with the proceeds from the sale;

5.1.3	retaining a competent institution to auction total or partial Pledged Rights; and/or

5.1.4	disposing of the Pledged Rights by taking other appropriate measures permitted by the applicable laws.

5.2	In the process when the Pledgee disposes of the Pledged Rights according to the preceding paragraph, the Pledgee shall be entitled to:

5.2.1	substitute the Pledgor to exercise the powers or rights relevant to the Pledged Rights as Weimeng’s shareholder;

5.2.2	pay necessary money for exercising any power or right imposed by this Agreement or the law upon the Pledgee;

5.2.3	exercise in a way it considers appropriate or permit other person to exercise any power or right under the Pledged Rights;

5.2.4	recover or claim the money payable to the Pledgor arising from the Pledged Rights for paying off the Secured Debts;

5.2.5	with respect to claim by any person for the rights relevant to the Pledged Rights in any respect, make settlement, reach reconciliation, resort to arbitration or litigation proceedings or seek any other measures it considers appropriate;

5.2.6	take all other actions permitted by law for the purpose of enforcing any of its rights under this Agreement.

5.3	At the Pledgee’s request, the Pledgor must assist the Pledgee in obtaining all necessary approvals or consents relevant to the Pledgee’s enforcement of its credit rights and the right of pledge.

5.4	Within the duration of the right of pledge, the Pledgee shall be entitled to collect the legal fruits of the Pledged Rights.

5.5	All the money collected by the Pledgee from the exercise of its right of pledge (including but not limited to the price obtained from disposing of the Pledged Rights and any proceeds derived from the Pledged Rights) shall be put into use in the following order on the premise of not violating other clauses of this Agreement:

5.5.1	It shall be at first used to pay all the expenses incurred to the Pledgee due to exercise of the right of pledge and/or other rights under this Agreement;

5.5.2	Then, it shall be used by the Pledgee to pay off the Secured Debts according to law;

5.5.3	If there is still remaining amount after the Secured Debts are paid off, the said amount shall be paid to the Pledgor or the person who is entitled to receive it, with no interest being paid.

6.	Rescission of the Right of Pledge

6.1	If, at any time within the effective duration of the right of pledge, the secured debts are fully paid off, and the Pledgor no longer bears any obligation or liability under this Agreement, the Pledgee’s right of pledge under this Agreement shall be extinct on the date when all the Secured Debts are paid off. In such a case, at the Pledgor’s request, the Pledgee shall execute the written documents on the pledge of shares created under this Agreement and deliver them to the Pledgor, or assist the Pledgor in going through other procedures for rescinding the pledge of shares under this Agreement.

6.2	Unless otherwise prescribed in the preceding paragraph, the pledge of shares under this Agreement shall not be rescinded without the Pledgee’s prior written consent.

7.	Nature of Security

7.1	The guaranty under this Agreement shall not be affected by other guaranties held by the Pledgee regarding the Secured Debts, and shall not affect the effectiveness of those other securities, either.

7.2	Neither the security nor the Pledgee’s rights under this Agreement shall be rescinded or affected due to any of the following circumstances:

7.2.1	the Pledgee’s offering a grace period to, rescission or mitigation of any person’s debts at any time;

7.2.2	any amendment, modification or supplement to the Loan Agreement, the Share Rights Agreement, the Trademark License Agreement and/or the Technical Services Agreement;

7.2.3	any disposal, modification or rescission of any other guaranty of the relevant secured debts;

7.2.4	reconciliation reached on the claims raised by any person between the Pledgee and such person;

7.2.5	any delay, act, nonfeasance or mistake arising out of the Pledgee’s exercise of its rights;

7.2.6	any circumstance which the Loan Agreement, the Share Rights Agreement, the Trademark License Agreement and/or the Technical Services Agreement or the performance thereof are considered ineffective; or

7.2.7	any other event which might otherwise affect the Pledgor’s obligations under this Agreement.

8.	Public Notarial Procedures

8.1	After the effectiveness of this Agreement, the Pledgor shall, at the Pledgee’s request, cooperate with the Pledgee in going together to lawful public notary office to go through the notarial procedures as required by this Agreement, and shall provide all necessary cooperation as per the public notary office’s requirements.

8.2	All expenses incurred from the above mentioned notarial procedures shall be solely borne by the Pledgee.

9.	Special Provisions

9.1	Without the Pledgee’s prior written consent, the Pledgor shall not assign any right it may enjoy under this Agreement or any obligation it shall bear hereunder to any other party.

9.2	The Pledgee shall be entitled to assign any of its rights or obligations under this Agreement to any third party at any time without being consented by the Pledgor. In such a case, the Pledgor shall unconditionally cooperate with the Pledgee in going through relevant procedures for assignment of the rights and obligations, including but not limited to execution of relevant agreement on change of contractual parties.

9.3	After the procedures for pledge of the shares under this Agreement are completed, unless the Pledgee makes a reverse decision and informs the Pledgor, the Pledgor shall be obligated to continue abiding by the legal provisions concerning the Pledged Rights, performing all rights and obligations relevant to the Pledged Rights (including but not limited to exercising all its powers and rights relevant to the Pledged Rights under Weimeng’s articles of association), and fulfilling the prudence and credibility obligations which a shareholder shall fulfill.

9.4	The Pledgee shall bear no obligation or legal liability for the Pledged Rights, nor does it have to perform any obligation that the Pledgor shall bear for the Pledged Rights. Without prejudice to the Pledgee’s rights under this Agreement, the Pledgee shall bear no obligation or legal liability to others for the Pledged Rights under this Agreement.

9.5	The Pledgor must timely notify the Pledgee of any event that might affect the Pledged Stock Rights or the value of the Pledged Stock Rights or might impede the Pledgor from performing its rights as Weimeng’s shareholder or harm or delay its performing such rights.

9.6	Without the Pledgee’s prior consent, the Pledgor may not conduct any of the following acts:

9.6.1	Amending or modifying in any other way Weimeng’s articles of association;

9.6.2	Establishing any further guaranty on the Pledged Rights beside the pledge created under this Agreement;

9.6.3	Disposing of any interest of the Pledged Rights in any way;

9.6.4	Conducting any act that might harm the Pledgee’s Pledged Rights or any of its rights under this Agreement.

9.7	Without the Pledgee’s written consent, the Pledgor shall not have the Pledged Rights transferred or re-pledged, or dispose of the Pledged Rights in any other way which may harm the right of pledge enjoyed by the Pledgee under this Agreement.

10.	Representations, Commitments and Warranties

10.1	The pledgor hereby makes representations, commitments and warranties to the Pledgee as follows:

10.1.1	The Pledgor has lawful eligibility and necessary power to conclude this Agreement and is able to entirely perform any of its obligations under this Agreement;

10.1.2	The Pledgor has lawfully performed its obligation of contributing investments to Weimeng; is the only holder of the Pledged Rights; and has lawful, complete and full ownership over all the Pledged Rights under this Agreement;

10.1.3	Weimeng’s shareholders’ meeting has adopted a resolution on consenting to the pledge of shares pursuant to this Agreement;

10.1.4	Except the pledge established in this Agreement, the Pledgor has not established or permitted others to establish any security right on the Pledged Rights without the Pledgee’s prior written consent; the Pledged Rights are involved in no ownership dispute, are not distained or limited in other legal proceedings, but may be pledged and transferred according to the applicable laws;

10.1.5	There is neither existing or pending litigation, arbitration or administrative proceedings against the Pledged Rights and/or the Pledgor nor any such threat;

10.1.6	The Pledgor’s execution of this Agreement, exercise of the rights under this Agreement, or performance of the obligations under this Agreement will not violate any document or legal provision applicable to the Pledgor or its properties;

10.1.7	The pledge created under this Agreement constitutes an effective security of the secured debts, may be implemented according to its clauses, and shall not be restricted by any other’s rights, interests or claims at a preferential or equal status;

10.1.8	All documents delivered by the Pledgor to the Pledgee and relevant to this Agreement are authentic, complete and accurate in all substantive aspects, and there is no omission that might cause any information in such documents to be in any way incorrect or misleading;

10.1.9	This Agreement constitutes lawful, effective and binding obligations to the Pledgor, and may be subject to compulsory enforcement according to its clauses upon application.

10.2	The Pledgee hereby makes representations, commitments and warranties to the Pledgor:

10.2.1	The Pledgee is a lawfully established and validly existing limited liability company, has the right to conclude this Agreement and is able to perform its obligations under this Agreement.

10.2.2	The Pledgee has obtained all authorizations and consents for executing and performing this Agreement.

11.	Breach Liability

11.1	If Party A or Party B (each, a “Party”) directly or indirectly violates any provision hereunder or fails to perform or fails to timely and fully perform any of its obligations hereunder and thus constitutes a breach of this Agreement, the non-defaulting Party (the “Non-Defaulting Party”) shall have the right to send a written notification requiring the defaulting Party (the “Defaulting Party”) to make corrections, take adequate, effective and timely measures to eliminate the effect thus caused, and indemnify the Non-Defaulting Party any losses suffered from the Defaulting Party’s breach of contract.

11.2	Upon occurrence of any breach of contract, if the Non-Defaulting Party, based on reasonable and objective judgment, believes that such breach of contract has caused it impossible or unfair for the Non-Defaulting Party to perform its corresponding obligations hereunder, then the Non-Defaulting Party may notify the Defaulting Party in writing that it will suspend its performance of its corresponding obligations hereunder, until the Defaulting Party has stopped its breach of contract, taken adequate, effective and timely measures to eliminate the effect thus caused, and indemnified the Non-Defaulting Party any losses suffered from the Defaulting Party’s breach of contract.

11.3	The Non-Defaulting Party’s losses to be indemnified by the Defaulting Party due to its breach of contract shall include the direct economic losses suffered by the Non-Defaulting Party due to the breach of contract and any expectable indirect losses and additional fees and costs, including but not limited to the lawyer’s fee, legal cost, arbitration cost, financial cost and travel cost, etc.

12.	Force Majeure

12.1	A Force Majeure Event refers to any event uncontrollable, unpredictable, or unavoidable even predicted by the Parties hereunder, which interferes, affects or delays any Party’s performance of the whole or part of its obligations hereunder. Such events shall include, without limitation, the government’s act, acts of God, war, hacker’s attack or any other similar event.

12.2	Any Party suffering from a Force Majeure Event may suspend its performance of its relevant obligations hereunder thus prevented, without having to undertake any liability for breach of contract, until the effect of such Force Majeure Event is eliminated. However, such affected Party shall try its best to overcome such Force Majeure Event and reduce its adverse effect.

12.3	The Party affected by a Force Majeure Event shall provide the other Party with a legal certificate issued by the local notary public (or any other competent organ) for certifying such Force Majeure Event; otherwise, the other Party may request it to undertake breach liability according to this Agreement.

13.	Effectiveness, Amendment and Termination

13.1	This Agreement shall become effective upon the satisfaction of the following conditions:

13.1.1	The pledgor and the Pledgee have formally executed this Agreement;

13.1.2	The pledge of the shares under this Agreement has been recorded in Weimeng’s register of shareholders.

13.2	Both parties may, after negotiations, amend this Agreement in the form of a written agreement at any time.

13.3	This Agreement shall be terminated when any of the following circumstances arises:

13.3.1	The duration of the right of pledge has elapsed;

13.3.2	Both parties rescind the pledge of the shares under this Agreement according to the clause of “Rescission of the Right of Pledge” in this Agreement;

13.3.3	The Pledgee and the Pledgor agree after negotiations to terminate this Agreement; 13.3.4 The Pledgee unilaterally consents on terminating this Agreement in advance.

13.4	The early termination of this Agreement shall not affect either party’s rights or obligations accrued under this Agreement prior to the date when this Agreement was early terminated.

14.	Dispute Settlement

14.1	Any dispute arising out of interpretation or performance hereof shall be settled through friendly negotiation between the Parties.

14.2	If such negotiation fails, both Parties shall submit such dispute to China International Economic and Trade Arbitration Commission for arbitration according its current arbitration rules. The place of arbitration shall be Beijing, and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

14.3	The formation, effectiveness, performance and interpretation hereof as well as dispute settlement shall be governed by the laws of the People’s Republic of China.

15.	Miscellaneous

15.1	This Agreement is executed in triplicate, with each Party holding one, one copy for notary, all of which shall be of the same legal effect.

15.2	The headings used in this Agreement are for convenience only, and shall not affect the interpretation of any provision hereof.

15.3	Both Parties may modify and supplement this Agreement through written agreements. Such written agreement of modification or supplementation executed by both Parties shall constitute a part of, and be of the same legal effect as, this Agreement.

15.4	If any provision hereunder is held invalid or unenforceable in whole or in part due to violating laws or regulations or any other reason, the affected part of such provision shall be deemed deleted from the Agreement. The deletion of such affected part shall not affect the validity and enforceability of the other parts of such provision or that of other provisions hereof. Both Parties shall negotiate and enter into new provisions so as to replace such invalid or unenforceable provision.

15.5	Unless otherwise provided, any Party’s failure or delay in exercising any right, power or privilege shall not be deemed as a waiver of such right, power or privilege. Any single or partial exercise of any right, power or privilege shall not preclude exercise of any other right, power or privilege.

15.6	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all previous or simultaneous oral and written agreements, understandings and communication between the Parties relating to such subject matter. Unless otherwise expressly provided herein, there shall not be any other express or implied obligations or undertakings between the Parties.

15.7	This Agreement shall be binding upon both parties and their respective successors and qualified assignees. 15.8 Any other matters not contemplated hereunder shall be subject to further negotiation between the Parties.

[Name of Pledgor]		Weibo Internet Technology (China) Co., Ltd.

Signature:	/s/	Authorized Representative:	/s/

Schedule of Material Differences

One or more persons entered into Share Pledge Agreement with the Pledgee using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Pledgor	% of Pledgor’s Equity Interest in Weimeng	Amount of Debt	Execution Date
1.	W. Wang	30%	RMB 3,000,000	January 7, 2014
2.	Y. Liu	30%	RMB 3,000,000	January 7, 2014
3.	Z. Cao	20%	RMB 2,000,000	October 11, 2010
4.	Y. Lu	20%	RMB 2,000,000	October 11, 2010